Exhibit 10.1

March 28, 2011

PROPOSAL FOR GLEN ROSE PETROLEUM (“GLRP”)

The following agreement (the “Agreement”) outlines the terms and conditions by which Point Capital Partners, LLC (“PCP”) would endeavor to take over control of the accounting functions / back office of the publicly traded company for GLRP:

1.
DUTIES: PCP agrees to take control of all accounting functions and administrative operations, including but not limited to daily, monthly and quarterly cash management, bill paying, receivables management, as well as the accounting and financial reporting of such items, related to the management (non-fiduciary) of GLRP.  PCP will dedicate one person (see Section 5 below) as well as other resources, as may be required, including time as needed of our CFO, Jack Edwards, and our managing partner, Ted Williams, as well as other existing internal personnel.

2.
CURRENT EMPLOYEES: GLRP agrees to keep Jerry Hammill under employment, located in Houston, for the time being doing the daily basic cash management and handling of filed tickets and invoices and all other duties as directed by PCP from time to time.  Any compensation owed to Mr. Hammill or fees related to his office space or other equipment would not be covered by this Agreement and will be paid directly by GLRP.  PCP determines if and when Mr. Hammill continues his employment or moves his physical location.  In addition to officially reporting to Mr. Taylor, Mr. Hammill would also report, on a daily basis to Jack Edwards, CFO of Point Capital, and/or PCP personnel as PCP sees fit.  PCP requires that either GLRP or Mr. Hammill send us his background experience and resume.

3.
CONVERSION: PCP agrees to work in conjunction with Mr. Hammill to transition the accounting software from Quick Books to PCP’s MS Dynamics SL platform.  The MS Dynamics SL platform will take care of most of the current needs but there are some specific oil & gas accounting and reporting requirement such as the need for JIB Statements that must to be added.  PCP will be required to do some accounting system and reporting package customization in order to have JIB statements, etc. The parties agree that any out of pocket costs to create and/or implement these customizations will be billed by PCP to GLRP.

4.
NEW HIRES BY PCP: PCP will hire another person internally who would be responsible on a day-to-day basis primarily dedicated to conducting GLRP accounting activities.  This new hire person will report to Mr. Edwards only.

5.
NEXT QUARTER REPORTING: GLRP agrees to keep Barry Pierce, CPA on board, paying for his services for at least 1 more quarter in order to understand his work flow, work papers and how he tracks and calculates everything.  GLRP agrees to provide to PCP all of these work papers and back-up data as may be requested by PCP at any time, including prior to the execution of this Agreement.  Any charges incurred when and if PCP consults with Mr. Pierce regarding GLRP, will be paid for directly by GLRP.

6.	IMPORTANT – FUTURE ADDITIONAL RESOURCES AND AUTHORITY: At any time after the execution of this Agreement, PCP, subject to Board approval which will not be unreasonably withheld, may:

a.
Determine that it needs additional expertise, resources and/or bandwidth in order to properly perform the services required under this Agreement, PCP may hire additional services, either internal or external (i.e. consulting).  PCP may negotiate for these services (including additional services of Mr. Pierce) and any costs incurred hereunder will be paid for directly by GLRP, subject to Board approval.

b.	Change accounting procedures of GLRP or the method by which controls and procedures are determined.

c.
Make recommendations and propose solutions to the Board for any unforeseen items uncovered by the Resources Global audit referenced in Section 10b below.  All costs and expenses for recommended solutions must be approved by GLRP’s Board.   GLRP is responsible for the payment of all costs and expenses in relation to the solutions approved by the Board.

7.	REIMBURSEMENT: GLRP agrees to reimburse PCP for any out-of-pocket expenses related to the following:

a.
All travel expenses (including flights, meals and/or lodging) incurred in the direct service of GLRP by any/all PCP employees, provided that Mr. Taylor is notified either in writing or verbally ahead of incurring the expense and he provides acknowledgment and approval, which will not be unreasonably withheld.

b.
Although PCP intends to conduct the hiring of its additional employee itself, due to the nature of the timing needs of GLRP, PCP may use some type of recruiting or head-hunter.  Should PCP incur any type of recruiting expense or head-hunting fee, GLRP agrees to reimburse this fee, although GLRP will only reimburse the first one.  Should PCP be dissatisfied and need to hire a different person, incurring an additional fee, PCP will be responsible to pay this.

8.	COMPENSATION: In order to induce PCP to enter into this agreement, GLRP agrees to pay PCP the following:

a.	A monthly cash payment of $10,000.00 per month, payable at the end of each month of work performed. Any partial months will be pro-rated and be paid at the end of that month.

b.	A one-time stock sign-on bonus of 50,000 shares in the name of Point Capital Partners.

c.
A monthly stock grant equivalent to $10,000.00 worth of common stock in the name of Point Capital Partners (separate and distinct from the compensation related to the board service of Ted Williams), calculated as [the number of shares] = [$10,000] / [the trailing 30-day average stock price of GLRP].

9.	MISCELLANEOUS: The following provisions also apply to this Agreement:

a.	This Agreement may be canceled by either party at any time with 45-days written notice. This cancellation is subject to the cancellation fee outline in Section 9d above.

b.	GLRP agrees to pay for an initial operational cash flow and accounting audit to be conducted by Resources Global in their Houston office to determine policies and procedures.

c.	A review of this Agreement shall occur in 90 days after execution.

d.	This Agreement is subject to the laws of the State of Delaware.

ACCEPTED AND AGREED TO AS OF THE DATE ABOVE.

POINT CAPITAL PARTNERS ____________________________ Theodore D. Williams Managing Partner	GLEN ROSE PETROLEUM CORP. ____________________________ Andrew Taylor-Kimmons Chairman and CEO